UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to § 240.14a-12
Alexza Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box)
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

The following is a transcript of a conference call conducted by Alexza Pharmaceuticals, Inc. (“Alexza” or the “Company”) on June 16, 2009 at 9:00 a.m. Eastern time regarding the exercise of its option to purchase all of the outstanding common stock of Symphony Allegro Inc. from Symphony Allegro Holdings LLC (“Holdings”) and the amendment of certain existing agreements with Holdings.

Final Transcript
Conference Call Transcript
ALXA — Alexza Announces Agreement to Acquire Symphony Allegro
Event Date/Time: Jun 16, 2009 / 01:00PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Jun 16, 2009 / 01:00PM GMT, ALXA — Alexza Announces Agreement to Acquire Symphony Allegro
CORPORATE PARTICIPANTS
August Moretti
Alexza Pharmaceuticals Inc. — SVP and CFO
Tom King
Alexza Pharmaceuticals Inc. — President and CEO
CONFERENCE CALL PARTICIPANTS
Charles Duncan
JMP Securities — Analyst
Dori Steinberg
Private Investor
Jason Kantor
RBC Capital Markets — Analyst
Chad Messer
Piper Jaffray — Analyst
PRESENTATION

Operator
Good morning, everyone, and welcome to today’s Alexza Conference Call to discuss yesterday’s announcement of the Alexza Pharmaceuticals and Symphony Allegro transaction. At this time, all participants are in a listen-only mode for the conference.
(Operator Instructions)
Today’s conference call is also being recorded, and if you have any objectives, you may disconnect at this time. I would now like to turn this morning’s conference over to August J. Moretti, Senior Vice President and Chief Financial Officer of Alexza. Mr. Moretti, you may begin.

August Moretti - Alexza Pharmaceuticals Inc. — SVP and CFO
Thank you, good morning, and welcome to this morning’s conference call. Before we get started, I would like to remind you that the matters discussed on the call contain forward-looking statements that involve risks and uncertainties, including those relating to the potential results of future clinical development, our ability to commercialize products, the timing of the commercialization of such products, and our projected revenue and expenses.
Actual results may differ materially from the results predicted and recorded results should not be considered as an indication of future performance. These and other risk factors are more fully discussed in our Annual Report on Form 10-K, which we filed with the SEC in March, and our quarterly reports on Form 10-Q, most particularly under the caption, Risk Factors, in both reports.
Alexza disclaims any obligation to update or revise any forward-looking statement made on this call as a result of new information or future developments. As a reminder, Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update, and reconfirm guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document.
Clinical guidance is as of today, June 16, 2009. And financial guidance related to the Company, its current cash, cash equivalents and investments is as of March 31, 2009. Also specifically for today’s conference call, I would add that the transaction with Symphony Allegro will require Alexza stockholder approval and Alexza expects to submit a preliminary proxy with the SEC in the near future.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Jun 16, 2009 / 01:00PM GMT, ALXA — Alexza Announces Agreement to Acquire Symphony Allegro
Alexza, and its directors and officers, may be deemed to be participants in the solicitation of proxies from Alexza’s stockholders in connection with the exercise of the option to acquire the Symphony Allegro equity. Information about the directors and executive officers of Alexza, and their ownership of Alexza stock, is set forth in the proxy statement for Alexza’s 2009 annual meeting of stockholders.
Investors can obtain more information when the proxy statement relating to stockholder approval of the issuance of shares in connection with the exercise of the option becomes available. This proxy statement, and any other documents filed by Alexza with the SEC, may be obtained free of charge at the SEC website at www.SEC.gov. Investors should read the proxy statement carefully, when it becomes available, before making any voting decision, because it will contain important information.
I’ll now turn the call over to Tom King, President and CEO of Alexza.

Tom King — Alexza Pharmaceuticals Inc. — President and CEO
Thank you, Augie. Good day, and thank you for joining us early this morning. Yesterday after the market closed, Alexza announced that we have executed our exclusive option to purchase all of the equity of Symphony Allegro. The purchase of Symphony Allegro, which is subject to Alexza’s stockholder approval, is projected to close during the third quarter of 2009.
On the closing of this transaction, we will reacquire full ownership of AZ-004, which is Staccato loxapine, which is also in late stage Phase 3 development for the acute treatment of agitation. AZ-104, low dose Staccato loxapine, which is currently undergoing a 360 outpatient Phase 2b clinical trial for the acute treatment of migraine headache, and AZ-002, Staccato alprazolam, which is a Phase 2a stage product candidate.
In December 2006, Symphony Allegro was formed, capitalized with $50 million by Symphony Capital Partners, LP and its co-investors, with the primary purpose of funding the development of these three product candidates, which were licensed into Symphony Allegro by Alexza at that same time.
In the 30 months since Symphony Allegro was formed, Alexza has conducted 14 clinical trials with AZ-004, AZ-104 and AZ-002. This is a remarkable development achievement on its own, by almost any standard. Importantly, we have significantly accelerated the pace of development of AZ-004 and we plan to submit Alexza’s first new drug application for this product candidate in early 2010.
Symphony Capital and RRD International have been a very important part of these successes and accomplishments, and I would like to thank them for all of their hard work and efforts to get us to this point.
Now, I am going to turn the call back over to Augie for review of the economics of this transaction.

August Moretti — Alexza Pharmaceuticals Inc. — SVP and CFO
Good morning, again. I’d like to summarize the financial terms of the transaction. Alexza and Symphony Capital Partners, LP have negotiated new terms to satisfy the exercise price for Alexza’s option exercise to acquire Symphony Allegro.
Under the terms of the amended and restated purchase option agreement, Alexza will issue Symphony Capital, 10 million shares of Alexza common stock, issue Symphony Capital a five-year warrant for 5 million shares of Alexza common stock at an exercise price of $2.26 per share, which represents a 25% premium to the preceding 30 trading day average closing price. And, we will cancel Symphony’s currently outstanding 2 million share warrant for Alexza common stock.
In addition, we will pay Symphony certain percentages of cash payments that may be generated from future partnering transactions for AZ-004, AZ-104 and AZ-002. These are the product candidates that were licensed to Symphony Allegro.
Upon closing of the transaction, which is projected for the third quarter of 2009, Symphony Capital will own approximately 23% of the total Alexza common stock outstanding. Symphony Capital will have the right to nominate one director to the Alexza Board of Directors, as long as its ownership exceeds more than 10% of the total outstanding common stock.
I’ll now turn the call back to Tom, for concluding remarks.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Jun 16, 2009 / 01:00PM GMT, ALXA — Alexza Announces Agreement to Acquire Symphony Allegro

Tom King — Alexza Pharmaceuticals Inc. — President and CEO
Thank you, Augie. We are very pleased to be able to announce the exercise of our option to acquire Symphony Allegro. On the close of this transaction, we will have full ownership of these three product candidates. From the development perspective, we remain on-track to release initial data from our AZ-104 Phase 2b clinical trial in migraine patients during late Q3 this year. More importantly for us, is that we remain very much on track for filing our first NDA with AZ-004, projected in Q1 2010.
We also continue to expand our learning and knowledge of the commercial opportunities for this novel anti-agitation drug, which we believe has the opportunity to fundamentally change the practice of medicine in treating patients with agitation.
As we have mentioned before, there is no standard off-the-shelf market research study that speaks to agitation or the agitation market opportunity in general. In fact, all of the drugs previously studied and approved for agitation indications were simply product line extensions in an attempt to facilitate patient pathway back to the daily oral medication. We view agitation fundamentally different. Agitation is not a therapy failure in most cases, but an integral part of the disease in most of these patients.
Our expectations for our commercial partners reflect this market need. That is, an ideal partner for AZ-004 is a company or partner who approaches this agitation market as one where you need to build and create this large new market. Not one where you simply capture market share from already existing drugs. While this path is challenging, we believe the rewards will be profound for all parties.
With the acquisition of Symphony Allegro and the successful closing of this transaction scheduled for the third quarter, we are concluding another important step in the overall commercialization of AZ-004. We look forward to continuing to update you during the coming months as we continue to move toward our NDA submission and hopefully, the ultimate approval in product line to this important new therapy.
Thank you, again, for your time this morning and for your ongoing interest and support in Alexza, and we look forward to updating you on our progress in the coming months.
We would now like to open up the conference call for any questions.
QUESTION AND ANSWER

Operator
Thank you.
(Operator Instructions)
And your first question comes from the line of Charles Duncan with JMP Securities.

Charles Duncan — JMP Securities — Analyst
Good morning, guys. First of all, let me — yes, can you hear me?

Tom King — Alexza Pharmaceuticals Inc. — President and CEO
Yes, I can. Thank you.

Charles Duncan — JMP Securities — Analyst
Okay, super. Congratulations on the good execution on this program, and then also on really clarifying the ownership of this product. It’s a big help.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Jun 16, 2009 / 01:00PM GMT, ALXA — Alexza Announces Agreement to Acquire Symphony Allegro

Tom King — Alexza Pharmaceuticals Inc. — President and CEO
Thank you.

Charles Duncan — JMP Securities — Analyst
I had a question regarding some of those financial terms, Augie, that you mentioned, if you were to license the product to another company. Could you give us some sense, some color — I know you’re probably not going to pinpoint a percentage, but on what you pay the shareholders of the Symphony on that?

August Moretti — Alexza Pharmaceuticals Inc. — SVP and CFO
Charles, we’ve intend to file for confidential treatment on the actual breakout of the cash amounts. But what we’ve tried to do is to structure it in such a way that if we’re successful in completing a transaction on AZ-004, the lead program, that we would be able to retain sufficient cash payments in such a transaction to provide some working capital for us.

Charles Duncan — JMP Securities — Analyst
Okay, I get the logic and I agree with that. But, would it be consistent with, call it, the ownership that Symphony may have in Alexza? Or, would it be a little bit higher or would it be less?

Tom King — Alexza Pharmaceuticals Inc. — President and CEO
Well, maybe I’ll add a little bit of additional color to that. I haven’t thought about it in the way you ask the question, but maybe that’s a very good way to answer the question. When we were in our negotiations with our partners at Symphony, there were two considerations to the transaction. One was equity ownership, which gives them a chance to take reward over a longer term consistent to our success and we actually —.

Charles Duncan — JMP Securities — Analyst
Sure.

Tom King — Alexza Pharmaceuticals Inc. — President and CEO
Thought that was a really important consideration that they wanted to take return in that way. Because it aligns their shareholder interests with the shareholder interests of everybody else that owns Alexza stock. The other piece is that they certainly have invested a significant amount of time and effort in the three products. And we thought earmarking those three for specific remuneration was important too. And but also, to Augie’s point, cash is important to us and so those transactions will be a source of cash for us.
So I think that the way that you ask it is a great way for us to answer it and not betray, if you will, the financial aspect that we want to keep confidential. But their ownership is going to be about 25% — a little bit less than that. And of the first $100 million that will come into the Company in upfront milestones and royalty, they’ll take about that same ownership — actually 25%.
It’s not a flat ratio, it’s staged based on pieces of inflow, but it’s very much aligned with their ownership ratio. And I think that’s probably a great way to think about it and actually, you probably didn’t know you were answering the question, but I appreciate the way you ask it because it’s a great way to answer it.

Charles Duncan — JMP Securities — Analyst

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Jun 16, 2009 / 01:00PM GMT, ALXA — Alexza Announces Agreement to Acquire Symphony Allegro
Actually, I was hoping that was going to be in the answer, that’s why I asked it that way. But let me move — I guess consistent with that, given that they have this substantial ownership in the Company or not a small one, are they going to continue to be available for you folks in terms of other regulatory or development activities? It seems to me that you’ve executed really well in the last couple of years, and surely they’ve helped to make that happen. So, are they available on a consulting-basis?

Tom King — Alexza Pharmaceuticals Inc. — President and CEO
Yes, very much so. Our colleagues at RRD actually — we’ve aged them on consulting agreements beyond just the relationship we’ve had with Symphony Allegro and we will — we plan to continue to do so. We respect their years of experience in drug development expertise, but also sometimes their third party view which can be different than our internal view sometimes. So, we very much look forward to continuing to work with the folks at RRD.

Charles Duncan — JMP Securities — Analyst
Okay, thanks a ton for the added color. Congratulations.

Tom King — Alexza Pharmaceuticals Inc. — President and CEO
Thank you, Charles.

Operator
Your next question comes from the line of [Dori Steinberg], a private investor.

Dori Steinberg Private Investor
Good morning, and I also say congratulations for removing this financial overhang. It’s not entirely clear to me from reading the press release and how Augie described the terms — the warrants are at 2.26, but the 10 million common shares are also at 2.26?

August Moretti — Alexza Pharmaceuticals Inc. — SVP and CFO
The 10 million common shares are going to be issued in consideration of the acquisition of the equity. So, they’re not separately priced. There’ll be a certificate issued at the closing in consideration of exchange for the equity of Symphony Allegro.

Dori Steinberg Private Investor
But — maybe I’m being dense, but I’m trying to understand the worth of those 10 million shares at the — and, is there a way to determine that at this point?

August Moretti — Alexza Pharmaceuticals Inc. — SVP and CFO
Dori, there are a couple of ways to look at it, I mean — but, I believe we closed yesterday at $1.72. We can talk about the aberration of today’s market conditions, but that’s the clearest proxy I think for value — 30 day moving —.

Dori Steinberg Private Investor
I see. So, they just get the shares and whatever the price is. It’s not like a private placement, it’s whatever the market is.

August Moretti — Alexza Pharmaceuticals Inc. — SVP and CFO

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Jun 16, 2009 / 01:00PM GMT, ALXA — Alexza Announces Agreement to Acquire Symphony Allegro
Right.

Dori Steinberg Private Investor
Okay, I’m sorry. I wasn’t understanding that. I have another question and this is for Thomas. I mean, you guys have worked really hard and it’s been a very difficult market, I realize that. But the ship has still not turned around, although it’s obviously moving in the right direction now.
And with a market cap of something like $57 million, Thomas, how do you think it appears that if this is correct — and this is at least what I’m reading from what can I see on the Internet — that with a salary of almost $550,000 and another $1.25 million in options that have been exercised and a cap of just $57 million, it just seems excessive for me as a shareholder to see a CEO making that.

Tom King — Alexza Pharmaceuticals Inc. — President and CEO
Interesting question and I’d be happy to answer it now, I can answer it face to face if you want to.

Dori Steinberg Private Investor
Now is fine so everyone can hear.

Tom King — Alexza Pharmaceuticals Inc. — President and CEO
Certainly. My salary is below the midpoint for CEOs in our industry, and we took no salary increases this year. We took most of our bonus in stock instead of cash, so we have been incredibly aggressive in terms of trying to remain competitive and keeping people — myself and our executive team and all of our employees, at the same time trying to be incredibly cash sensitive. So, I don’t have any other numbers to defend it.
Our Compensation Committee works hard. I’m aggressive with them to be sure that I’m below the midpoint, as opposed to above the midpoint. The math that those numbers come to comes from a very strange set of ways that they value options, even though a majority of my options are currently not — available for exercise, they are under water. So that’s — I don’t know if that answers your question or if you’re happy with that answer, but that’s the state of the business.

Dori Steinberg Private Investor
Yes. No, I appreciate the answer. And I just wanted to get your perspective on it. I mean, if that is below the midway point then I think CEOs are overpaid. I’m sorry. But, all I’m saying is that it seems the ratio to the cap is high to me, but I certainly am not at all faulting your performance because I think you guys have done a heck of a job under these conditions. But still the Company is not — the ship has not been turned around and until there’s a lucrative partnering deal or marketing approval, that’s what we’re waiting for.

Tom King — Alexza Pharmaceuticals Inc. — President and CEO
And I guess I would — not to get into an argument, but I take issue about your comment about the ship. The ship is absolutely incredibly on track. We, with you, don’t like the share price. But, to a certain degree we can’t take responsibility for credit default swaps and other sort of shenanigans on Wall Street, but I’ve never in my 30 years of working in this type of company have had so much go so well in such a short period of time. And we’re in the business of developing new drugs and new NDAs, and we are absolutely on track for an aggressive schedule.
So, I don’t — while we don’t like the financial measurement and metric of that, I absolutely take issue with the fact that the ship is cross-wise or something like that. Because the machine we’ve got running in Mountain View in terms of our NDA submission and all the work to get that done is incredible, and I’d put that up against anybody who wants to try to compare — show me mine, I’ll show you yours sort of mindset. Next question, operator?

Operator

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Jun 16, 2009 / 01:00PM GMT, ALXA — Alexza Announces Agreement to Acquire Symphony Allegro
Your next question comes from the line of Jason Kantor with RBC Capital Markets.

Jason Kantor — RBC Capital Markets — Analyst
Great, I’m not going to take any issue with anybody’s pay here, but I wanted to try to understand Symphony’s payout here a little bit better, because they put $50 million up. This was about — $93 million they were owed. And, if you just look at the terms of the equity side, that’s like $17 million; so they’re clearly under water. And if what you said is true that they get about 25% of the first $100 million, they’re still under water.
So I don’t really understand how this is equitable for them, and I don’t think they would do something if it wasn’t — they didn’t feel like they were getting their pound of flesh. So, what am I missing?

Tom King — Alexza Pharmaceuticals Inc. — President and CEO
I think the pound of flesh assumes that we have an adversarial relationship to a certain degree and that’s never been the case and while Wall Street to a certain degree has tried to use the word overhang, we’ve always steered clear of that because Symphony has always been an incredible partner for us. And I think they recognize, as we do, that these are tough [equitable] times.
And while the buyout today, if it had been 100% cash was $97.5 million, they realize that assets across the entire asset class of small cap biotech companies have had reductions in their valuations. And I think they’ve worked with us very closely over the last three years, Jason. They think this is a hell of a company and a hell of a management team and a hell of an upside. Their upside is going to come when the stock gets to $5 or at $8 or to $10 bucks.
You know, $10 bucks times 10 million shares — and the $10 a share on top of the warrants is a hell of a great outcome and that’s where the see the lion’s share of their return. And while there’s some cash obviously in the milestones and we want them to share in the success of those projects, they’re betting on the same thing that every one of the Alexza employees bets on every day, and that’s our company being successful over the long haul. And if we all are successful on that bet, it’s a grand slam for everybody.

Jason Kantor — RBC Capital Markets — Analyst
Okay, and in the instance that the partnering discussion turns to an M&A discussion, do they also get paid out in the same way?

Tom King — Alexza Pharmaceuticals Inc. — President and CEO
Depends on the timing of the M&A discussion.

Jason Kantor — RBC Capital Markets — Analyst
Okay.

August Moretti — Alexza Pharmaceuticals Inc. — SVP and CFO
But there’s no extra provision regarding M&A. Again, the bulk of their return would come from the hoped upside on the equity.

Jason Kantor — RBC Capital Markets — Analyst
And if you for some reason decide that you wanted to go it alone in terms of marketing all these products, do they still get their piece of the $100 million or is that only tied to partnering?

Tom King — Alexza Pharmaceuticals Inc. — President and CEO

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Jun 16, 2009 / 01:00PM GMT, ALXA — Alexza Announces Agreement to Acquire Symphony Allegro
It’s only tied to partnering, but it’s tied to all three programs. So — let’s run a scenario that we’re not contemplating right now, but say that we partnered with AZ-104 for migraine, but took AZ-004 to the market ourselves. Then, they would take their payments out of AZ-104 and AZ-002, even though we’d be going forward with 004 ourselves.

Jason Kantor — RBC Capital Markets — Analyst
Okay. Well, I think it’s great. I’m thrilled that you guys have restructured this transaction, and I hope this is the beginning of a serious inflection here on your stock. So, I’m very excited to see you get this done, thanks.

Tom King — Alexza Pharmaceuticals Inc. — President and CEO
Thank you, Jason.

Operator
Your next question comes from the line of Chad Messer with Piper Jaffray.

Chad Messer — Piper Jaffray — Analyst
Hi, good morning, guys. And let me add my congratulations to you guys and to Symphony for putting together an arrangement, I think and hope will long term benefit both of you.

Tom King — Alexza Pharmaceuticals Inc. — President and CEO
Thank you, Chad, it’s nice to hear you on the call this morning.

Chad Messer — Piper Jaffray — Analyst
So, just wanted to make sure, and this is sort of going down that line of realigning Symphony on a more long term view of outcomes, are there any restrictions on the shares that are being issued? I mean, are you guys obligated to register these shares? And then just, real quick, I think the answer is yes, but I assume any remaining cash from Symphony is yours to keep and can you just remind us what that number is?

Tom King — Alexza Pharmaceuticals Inc. — President and CEO
The answer to both your questions is yes. And so, they become shareholders just like some of our large venture capital shareholders. They will become an insider because they’re obviously going to take a board seat, and we welcome them actually. And so, if you think about the transaction that was originally contemplated, the idea was that we could have purchased or could have closed the transaction with up to 40% of that transaction price in our shares with some limitations around that.
So obviously, Symphony has always thought about these investments to some degree being longer term investments, and I think that’s some of the strength of this transaction is we have a group of new investors represented by Symphony that take the long term perspective, which is similar to a majority of our other publicly held shares, which is I think a great outcome.

August Moretti — Alexza Pharmaceuticals Inc. — SVP and CFO
And, Chad, just to round that out, the only — we will be delivering them registered shares. In the transaction, there’s a very customary standstill agreement which provides that Symphony will not increase its share ownership beyond the amount of the shares and the warrants without approval from the board, but it’s on absolutely customary terms.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Jun 16, 2009 / 01:00PM GMT, ALXA — Alexza Announces Agreement to Acquire Symphony Allegro
With respect to the cash, at the end of the first quarter, our — disclosed that Symphony cash was, I believe, approximately $17 million and obviously we’ve continued to draw against that cash during the quarter in support of the ongoing clinical development of AZ-004 and AZ-104. As Tom mentioned during the call, we are in the midst of a 360 patient trial for 104, as well as the ongoing work on 004. So I don’t have a precise number today, but we started the quarter with about $17 million.

Chad Messer — Piper Jaffray — Analyst
All right, great. Thanks, guys, and congratulations again.

Tom King — Alexza Pharmaceuticals Inc. — President and CEO
Okay, thank you very much.

Operator
And there are currently no further questions in the queue. I’ll now turn the call back over to Mr. King for closing remarks.

Tom King — Alexza Pharmaceuticals Inc. — President and CEO
Thank you, operator. Again, thank you for getting up early this morning, especially those on the west coast. We appreciate it very much. It’s a very exciting time as we continue to steam forward toward the AZ-004 NDA submission. We’re excited to talk about the Symphony transaction over the coming months and once we get the proxy filed, we’ll be able to talk to you with similar specifics. So thank you again, and we look forward to updating you soon.

Operator
And thank you for your participation in today’s conference. This concludes the presentation, and you may now disconnect. Good day.

DISCLAIMER
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
© 2009 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Forward-looking Statements
Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission, including the risks under the headings “ We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.”, “We have exclusively licensed certain intellectual property rights to Staccato alprazolam and Staccato loxapine in connection with our Symphony Allegro arrangement and will not receive material future royalties or revenues with respect to this intellectual property unless we exercise an option to repurchase the rights to the programs in the future through the acquisition of Symphony Allegro. We may not obtain sufficient clinical data in order to determine whether we should exercise this option prior to the expiration of the development period, and even if we decide to exercise the option, we may not have the financial resources to exercise it in a timely manner.” and “ If we sell shares of our common stock under our equity line of credit or in other future financings, existing common stock holders will experience immediate dilution and, as a result, our stock price may go down.” Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
Alexza and its directors and officers may be deemed to be participants in the solicitation of proxies from Alexza stockholders in connection with the exercise of the option to acquire the Symphony Allegro equity. Information about the directors and executive officers of Alexza and their ownership of Alexza’s stock is set forth in the proxy statement for Alexza’s 2009 Annual Meeting of Stockholders.
Investors can obtain more information when the proxy statement relating to stockholder approval of the issuance of shares in connection with the exercise of the option becomes available. A copy of the proxy statement will be mailed to each of Alexza’s stockholders. The proxy statement, and any other documents filed by Alexza with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. In addition, investors may obtain a free copy of the proxy statement, and any other documents filed by Alexza with the SEC, by contacting Alexza by sending a written request to Alexza Pharmaceuticals, Inc., Attention Corporate Secretary, 2091 Stierlin Court, Mountain View, CA 94043 or calling the Corporate Secretary at (650) 944-7000. Investors should read the proxy statement carefully, when it becomes available, before making any voting decision because it will contain important information.